EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-107151) and related Prospectus of WebMD Corporation dated November 20, 2003 and to the incorporation by reference therein of our reports dated February 21, 2003, with respect to the consolidated financial statements and schedule of WebMD Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
November 20, 2003